Exhibit 99.1

Press Release

For further information contact:
Joe Passarello	Erik Knettel
Therma-Wave, Inc.	The Global Consulting Group
Phone: (510) 668-2200, or	Phone: (646) 284-9415, or
Email: jpassarello@thermawave.com	Email: eknettel@hfgcg.com
KLA-Tencor Agrees to Acquire Therma-Wave, Inc.
Cash Tender Offer from World Leader in Yield Management and Process Control
FREMONT, California – January 8, 2007 – Therma-Wave, Inc. (Nasdaq: TWAV), today announced that it has signed a Definitive Merger Agreement under which KLA-Tencor Corporation (NASDAQ: KLAC) has agreed to acquire Therma-Wave through a cash tender offer for $1.65 per share, or approximately $75 million.
“KLA-Tencor has a global reach and in-depth customer relationships that will extend our latest metrology technologies to a broader market,” said Boris Lipkin, Therma-Wave’s CEO. “As part of KLA-Tencor, we can ensure our customers’ access to KLA-Tencor’s global support infrastructure, while collaborating with KLA’s skilled product development staff to create innovative new products in several key areas of metrology.”
Rick Wallace, CEO of KLA-Tencor, said, “This acquisition will expand KLA-Tencor’s portfolio of metrology tools, while strengthening our customers’ access to Therma-Wave’s advanced measurement capabilities.”
Therma-Wave’s Board of Directors has approved the Definitive Merger Agreement and unanimously recommended that its stockholders accept KLA-Tencor’s offer. Therma-Wave’s directors and executive officers and the holders of Therma-Wave’s Series B Preferred Stock, who together control approximately 25% of the voting rights of Therma-Wave’s common stock, have agreed to tender their shares of Therma-Wave common and Series B Preferred Stock in the tender offer. The transaction is subject to customary closing conditions, including regulatory approvals, and is expected to close during the first quarter of 2007.
About KLA-Tencor
KLA-Tencor is the world leader in yield management and process control solutions for semiconductor manufacturing and related industries. Headquartered in San Jose, California, the Company has sales and service offices around the world. An S&P 500 company, KLA-Tencor is traded on the NASDAQ Global Select Market under the symbol KLAC. Additional information is available at www.kla-tencor.com.
1250 Reliance Way • Fremont California 94539 • Phone (510) 668-2200 • Fax (510) 656-3863

About Therma-Wave Corporation
Since 1982, Therma-Wave, Inc. has developed innovative, proprietary process control metrology products and technologies used in the manufacture of semiconductors. Therma-Wave offers leading-edge products for the measurement of transparent and semi-transparent thin films; for the measurement of critical dimension and profile of IC features; and for the monitoring of ion implantation and activation processes. Further information about Therma-Wave, Inc. is available from the Company’s web site at www.thermawave.com.
Cautionary Statement Regarding Forward-Looking Statements
The statements contained in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements include, among others, expectations concerning continued support and future positive development for Therma-Wave customers, broadening of Therma-Wave’s product offerings and customer base, statements regarding the expected timetable for completing the tender offer and merger and the proposed tender offer price. These forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially, including, among others, risks of integration of Therma-Wave’s and KLA-Tencor’s businesses, industry conditions, including competition, uncertainties as to the timing of the tender offer and merger, uncertainties as to how many Therma-Wave stockholders will tender their stock, the risk that competing offers will be made, the possibility that various closing conditions for the transaction may not be met, including that a governmental or regulatory authority may prohibit or delay the consummation of the transaction, that Therma-Wave’s stockholders or a governmental or regulatory authority may institute legal proceedings against Therma-Wave that have a materially adverse effect on our business. Therma-Wave’s business also may be materially and adversely affected by other events that could negatively impact the completion of the transaction, including industry, economic or political conditions outside of our control. If the transaction does not close, Therma-Wave’s stock price may significantly decrease, and it may materially impact our business. Among other things, we could lose customers, our management could be distracted, and we could suffer increased employee attrition. For additional risk factors, please see Therma-Wave’s SEC reports, including the Annual Report on Form 10-K for the fiscal year ended April 2, 2006 and the Quarterly Report on Form 10-Q for the fiscal quarters ended July 2, 2006 and October 1, 2006 and our Current Reports on Form 8-K, which are available at the SEC’s website at http://www.sec.gov. Therma-Wave disclaims any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this document.
Notice to Investors
The tender offer for the outstanding shares of common stock and Series B Preferred Stock of Therma-Wave has not yet commenced. No statement in this announcement is an offer to purchase or a solicitation of an offer to sell securities. At the time the tender offer is commenced, KLA-Tencor and a wholly-owned subsidiary of KLA-Tencor will file a tender offer statement on Schedule TO with the Securities and Exchange Commission, and Therma-Wave will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender
1250 Reliance Way • Fremont California 94539 • Phone (510) 668-2200 • Fax (510) 656-3863

offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. Such materials will be made available to Therma-Wave’s stockholders at no expense to them. In addition, such materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s web site: www.sec.gov.
1250 Reliance Way • Fremont California 94539 • Phone (510) 668-2200 • Fax (510) 656-3863